Exhibit 3.1.9

From: TIM HOY Page: 2/9 Received by: NV Secretary of State Date: 6/16/2012 2:08:07 PM

130101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
	20120424597-56
	Filing Date and Time
Ross Miller Secretary of State State of Nevada	06/18/2012 8:00 AM
	Entity Number
	E0896172007-2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Onteco Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The attached Exhibit A creates and sets forth the rights of shares of Series B Preferred Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES B PREFERRED STOCK OF ONTECO CORPORATION

Onteco Corporation, a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation by written consent on June 8, 2012, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation which creates and authorizes 10,000,000 shares of Preferred Stock of the Corporation, par value, $0.001 per share of per share (the " Preferred Stock"):

Resolved, that pursuant to the authority vested in the Board of Directors, a series of Preferred Stock is hereby established, the distinctive designation of which shall be “Series B Preferred Stock” (such series being hereinafter called “Series B Preferred Stock”), and the preferences and relative, participating, optional or other special rights of the Series B Preferred Stock, and the qualifications, limitations or restrictions thereof (in addition to the relative powers, preferences and rights, and qualifications, limitations or restrictions thereof, set forth in the Corporation’s Certificate of Incorporation which are applicable to shares of Preferred Stock of all series) shall be as follows:

1.           Designation. The series of preferred stock authorized hereunder shall be designated as the “Series B Preferred Stock.”  The number of shares constituting such series shall initially be one million (1,000,000) which number may from time to time be changed by the Board of Directors. The par value of the Series B Preferred Stock shall be $.001 par value.  All shares of Series B Preferred Stock shall be identical with each other in all respects.

2.           Rank.  The Series B Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, dissolution and winding-up of the affairs of the Corporation equal to the Common Stock and junior to each class or series of capital stock (except any other class of Series B Preferred Stock) which expressly provides that it ranks senior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution and winding-up, or as to any other right or preference.

3.           Conversion.  The holders of Series B Preferred Stock shall have conversion rights as follows (“Conversion Rights”):

(a)
Automatic Conversion. Each shares of Series B Preferred Stock shall not be convertible unless the Corporation’s Certificate of Incorporation has an adequate number of authorized shares of Common Stock available for issuance in an amount sufficient to permit the conversion of all the shares of Series B Preferred Stock, and all other convertible securities and instruments of the Corporation. Conditioned upon the foregoing, each share of Series B Preferred Stock shall automatically convert into one thousand (1,000) fully paid and nonassessable share of Common Stock of the Corporation.

(b)
Mechanics of Conversion. At such time as the conditions described in Section 3(a) shall have occurred, holders of the Series B Preferred Stock shall surrender the certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock of the Corporation to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date the conditions set forth in Section 3(a) herein have been satisfied and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)
No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

(d)
No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e)
Notices of Record Date. In the event the Corporation takes record of the holders of any class of securities for the purpose of determining which holders are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, property or other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(f)
Reservation of Stock Issuable Upon Conversion. Solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, the Corporation shall at all times, subject to the conditions described in Section 3(a), reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as, in the opinion of counsel to the Corporation, may be necessary and authorized to increase its authorized but unissued shares of Common Stock to such  number of shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(g)
Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of this Corporation.

4.           Redemption.

(a)
Exercise of Redemption Right.  Subject to the rights of series of Preferred Stock which may from time to time come into existence, at the option of the Corporation, the Corporation shall have the right to redeem that number of shares of Series B Preferred Stock held by any holder and specified in a written notice of redemption (“Redemption Notice”) sent or delivered to the holder, by paying to the holder, in cash, an amount per share of Series B Preferred Stock identified in the Redemption Request, equal to the ten (10) day average closing market ask price for a share of the Corporation’s common stock multiplied by 100 for the prior ten (10) days before the date of the Redemption Notice,  plus any declared but unpaid dividends on each such share.  The total sum payable per share pursuant to a Redemption Request is hereinafter referred to as the “Series B Preferred Stock Redemption Price”.

(b)
Mechanics of Redemption.  Redemption Notices shall be sent or delivered to the holder at such holder's address as set forth in the books of the Corporation.  Such Redemption Notice shall be sent at least twenty (20) days prior to the redemption date specified in the Redemption Notice.  Each Redemption Notice shall state: (i) the redemption date; (ii) the number of shares to be redeemed; (iii) the redemption price per share; (iv) the place where certificates may be surrendered for payment of the redemption price; and (v) that the holder's right to convert pursuant to subsection 5 above shall terminate upon the expiration of ten (10) days after receipt of the Redemption Notice. The Corporation shall, as soon as practicable after the redemption date, pay to the holder the Series B Preferred Stock the redemption price upon delivery to the Corporation of the certificates of Series B Preferred Stock to be redeemed.  Upon payment by the Corporation of the Series B Preferred Stock Redemption Price, all rights in respect of the shares of Series B Preferred Stock redeemed shall cease.

5.           Voting Rights.  The holders of shares of Series B Preferred Stock shall have the right to one hundred (100) votes for each share of Series B Preferred Stock held, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.           Common Stock Dividends, Subdivisions, Combinations, etc.   In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the number of outstanding shares of Series B Preferred Stock in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the same percentage of shares outstanding determined by multiplying the number of shares of Series B Preferred Stock by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action.  Such adjustment shall be made successively whenever any event listed above shall occur.

7.           Status of Converted or Redeemed Stock. In the event any shares of Series B Preferred Stock shall be converted or redeemed pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be canceled and shall be available for issuance by the Corporation in accordance with the Corporation’s Certificate of Incorporation.

8.           Loss, Theft, Destruction of Series B Preferred Stock Certificates. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series B Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series B Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series B Preferred Stock, new shares of Series B Preferred Stock of like tenor. The Series B Preferred Stock shall be held and owned upon the express condition that the provisions of this Section are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series B Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

9.           Notices. The holders of the Series B Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the common stock. Any notice required by the provisions of this Section to be given to the holder of shares of the Series B Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

10.         Severability. If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

*******************
IN WITNESS WHEREOF, Onteco Corporation has caused this Certificate of Designation to be signed by Dror Svorai, its President, this 8th day of June, 2012.

ONTECO CORPORATION

By:                /s/Dror Svorai______________________________
  Dror Svorai, President